Exhibit 4.11

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR ANY APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

Convertible Loan Agreement

This Convertible Loan Agreement is made and entered into as of the last date set forth on the signature page below by and between RedHill Biopharma Ltd., a company organized and registered under the laws of the State of Israel, with offices at 42 Givati Street, Ramat-Gan, 52232, Israel (“Borrower”) and the person or entity whose name, signature and address appear on the signature page hereof (“Lender”).

Whereas, Borrower seeks funds in a total amount of $4,000,000 or such other amount as determined by the Board of Directors of the Company (the “Aggregate Total Amount”) as convertible loans on the terms set forth in this Agreement (“Convertible Financing Loans”) from various lenders including Lender (all such lenders, including Lender, providing Convertible Financing Loans to Borrower on terms similar to those of this Agreement, shall be referred to collectively as “Convertible Financing Lenders”); and

Whereas, Borrower desires to borrow the amount set forth on the signature page hereunder from Lender for the purposes specified in Section 3 below; and

Whereas, Lender is willing to lend such sum to Borrower, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.          Loan. Lender shall lend to Borrower and Borrower shall borrow from Lender the principal amount set forth on the signature page hereof (the “Loan”). The Loan shall be delivered to Borrower by deposit in any of the Borrower’s bank accounts listed in Exhibit A within 7 days from the date of execution of this Agreement.

2.          Interest. The Loan shall bear interest on its outstanding principal amount in US Dollars, at a per annum rate equal to eight percent (8.0%), compounded annually (“Interest”). Interest shall accrue and not be payable until the Loan is converted pursuant to the provisions of Section 4 below. The principal amount of the Loan together with accrued Interest is hereinafter referred as the “Loan Amount”.

3.          Use of Proceeds. Borrower undertakes that the entire amount of the Loan shall be used to fund Borrower’s, acquisition of products, research and development activities and general working capital.

4.         Mandatory Conversion.

(a)	Unless previously converted, in the event that at any time following the funding of the Loan hereunder and prior to December 31, 2011, Borrower shall close an equity investment, or series of related equity investments, in a minimum aggregate amount of Three Million US Dollars ($3,000,000) (excluding conversion of the Loan) (the “Financing Round”), the entire outstanding Loan Amount shall automatically convert into shares of the class of equity securities of Borrower issued in the Financing Round on the same terms as the Financing Round but at a price per share which shall be equal to seventy percent (70%) of the price per share paid by the investors in the Financing Round (the “Lender Price Per Share”) and Borrower shall issue to Lender the number of shares of the class of equity securities issued in the Financing Round ("Financing Conversion Shares") as is obtained by dividing (i) the outstanding Loan Amount as of the closing date of the Financing Round by (ii) the Lender Price Per Share. In the event that the Financing Round is achieved through a series of equity financings and the transactions consummated in such equity financings are not on identical terms and conditions or involve the issuance of more than one type of securities, then Lender shall be entitled to the most favorable class or series of equity securities issued in such financing and/or the most favorable terms and conditions.

(b)	Unless previously converted, on December 31, 2011 the Loan Amount shall be automatically converted into the class of equity securities of Borrower having the most seniority in terms of distribution of assets upon liquidation, outstanding at such time (the “Senior Conversion Shares”), at a price per share reflecting a pre-money valuation of Borrower (on a fully-diluted basis) of Seven Million US Dollars ($7,000,000) and Borrower shall issue to Lender the number of Senior Conversion Shares determined by dividing the outstanding Loan Amount by the product of (i) Seven Million US Dollars ($7,000,000) divided by (ii) the aggregate number of issued and outstanding shares of equity securities of Borrower, on a fully-diluted and as-converted basis.

(c)	Unless previously converted, immediately prior to the consummation of: (i) a consolidation or merger of Borrower with or into any person (other than an affiliate of Borrower) or pursuant to which the outstanding equity of Borrower is converted into cash, securities or other property, in each case other than a transaction in which the shareholders of Borrower prior to the transaction will hold more than 50% of the voting securities (on an as-converted basis) of the surviving entity after the transaction; (ii) a sale or other disposition of all or substantially all of Borrower’s assets to any person, other than an affiliate of Borrower; or (iii) a transaction in which any person or related group (other than Borrower and/or its affiliates) acquires more than fifty percent (50%) of the issued and outstanding shares, or more than fifty percent (50%) of the outstanding voting power of Borrower; (each of the transactions in clauses (i)-(iii), a “Change in Control Transaction”), then immediately prior to the closing or effectiveness of the Change in Control Transaction the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower (the “Change in Control Conversion Shares”) at a price per share equal to 70% of the price per share in the Change in Control Transaction determined as follows: (A) in respect of a Change in Control Transaction described in clause (c)(i) above, the price per share shall be the aggregate consideration actually to be distributed to and received by the shareholders of Borrower in the Change in Control Transaction, divided by the aggregate number of issued and outstanding shares of equity securities of Borrower, on a fully-diluted and as-converted basis, participating in such distribution; (B) in respect of a Change in Control Transaction described in clause (c)(ii) above, the price per share shall be the aggregate consideration available for distribution to the holders of the equity securities of Borrower as a result of the Change in Control Transaction, as determined by the board of directors of Borrower, divided by the aggregate number of issued and outstanding equity securities of Borrower, on a fully diluted and as-converted basis, eligible to participate in such distribution and (C) in respect of a Change in Control Transaction described in clause (c)(iii) above the price per share shall be the price per share in such Change in Control Transaction. The value of securities or other payments-in-kind, if any, distributed to the holders of shares shall be determined by the board of directors of Borrower, in its sole discretion.

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(d)	Unless previously converted, immediately prior to the consummation of an initial public offering by Borrower of its shares pursuant to an effective registration statement, prospectus or similar document under the US Securities Act of 1933, as amended, under the Israeli Securities Law of 1968 or any equivalent law of another jurisdiction (“IPO”), the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower (the “IPO Conversion Shares”) at a price per share equal to 70% of the price per share in the IPO (for the avoidance of doubt, it is hereby clarified that in the event the IPO is conducted on the Tel-Aviv Stock Exchange (“TASE”) the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower at a price per share equal to 70% of the minimum price per share determined in the Company's Prospectus (including any complimentary notice, as applicable). In the event that that the securities of Borrower offered in the IPO consist of “units” comprising Ordinary Shares and other securities, then the price per share in the IPO shall be the effective price per share as part of the unit as published in the Company's Prospectus or as determined by the board of directors of the Company. For the avoidance of doubt, it is hereby clarified that in the event the IPO is conducted on the TASE, the effective price per share shall be calculated in accordance with the TASE's rules and regulations. In any other event the effective price per share shall be calculated based on the Black-Scholes model.

(e)	In the event that the Lender Price Per Share, the price per share in a Change in Control Transaction or the price per share in an IPO is expressed in any currency other than US Dollars, conversion of the Loan Amount shall be in accordance with the rate of exchange last published by the Bank of Israel and known at the time of consummation of the relevant transaction and in the event of an IPO on the TASE on the date of publication of the Company's Prospectus.

(f)	Lender acknowledges and agrees that in the event of a public offering of the Company’s securities any securities issued to Lender upon conversion of the Loan Amount may be subject to a lock-up period.

(g)	It is agreed that in no event shall the price per share paid by Lender for the shares upon conversion in accordance with this Section 4 (the “Conversion Price Per Share”) exceed a price per share reflecting a pre-money valuation of Borrower (on a fully-diluted basis) of Twelve Million US Dollars ($12,000,000).

(h)	Upon conversion of the Loan Amount as aforesaid, the Loan and all Interest accrued thereon shall be deemed fully repaid, and the issuance of the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or the Senior Conversion Shares, as the case may be, shall be deemed as full and complete satisfaction of all Borrower’s obligations under this Agreement and Lender shall have no further rights under this Agreement or with respect to the Loan and Interest accrued thereon.

(i)          For the avoidance of doubt, it is hereby expressly agreed that each of the conversion events described in paragraphs (a) through (d) this Section 4 is independent of each other such event and the Loan Amount shall be subject to conversion upon achievement of the conditions set forth in any of such paragraphs.

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5.         Grant of Warrant. Upon conversion of the Loan Amount, Borrower shall grant Lender a warrant substantially in the form of the Warrant Certificate attached hereto as Exhibit B (the “Warrant”) to purchase additional Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares, as the case may be.

6.         Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender as follows:

(a)	Organization

(i)          Borrower is an Israeli private company duly organized and validly existing under the laws of the State of Israel, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted.

(ii)         No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, scheme of arrangement with creditors, appointment of receiver or liquidator and/or similar proceeding has been instituted or taken by Borrower, and to the best of Borrower's knowledge, no such proceeding and no “freezing or stay of process order” has been instituted, threatened or applied for against Borrower.

(b)	Authority. Borrower has full corporate power and authority to enter into, execute, deliver and perform this Agreement, to bind itself hereunder, to comply with its obligations hereunder and to carry out the provisions hereof and thereof, including the issuance of the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares, as the case may be and the grant of Warrant under this Agreement.

7.         Representations and Warranties of Lender. Lender hereby represents and warrants to Borrower as follows:

(a)	Organization. If other than an individual, Lender is duly organized, properly registered and validly existing under the law of the jurisdiction of its organization. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of a receiver and/or similar proceeding has been instituted or taken by Lender, and, to the best of Lender knowledge, no such proceeding has been instituted or threatened against Lender.

(b)	Authority. Lender has the full power and authority to enter into, execute and deliver this Agreement, bind itself hereunder, comply with its obligations hereunder, and consummate the transactions contemplated hereunder; the entering into and the execution, delivery and performance by it of this Agreement, and the transactions contemplated hereunder, have been duly approved and authorized by all the required corporate actions, and this Agreement was signed by its duly authorized representatives, where required, and constitutes a valid and legally binding obligation on it, enforceable in accordance with its respective terms, subject to and limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights, and (b) judicial discretion in the availability of equitable relief. The execution, delivery and performance of this Agreement and all other related documents do not violate Lender's governing documents or any agreement to which Lender is a party or by which it is bound.

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(c)	Required Consents. No approval, authorization or consent from any person, entity or authority, is required by it for the execution, delivery and performance by it of this Agreement.

(d)	Investment Experience. Lender is an investor in securities of companies in the development stage, and is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its grant of the Loan to Borrower as a company in the research and development stage. Lender has the ability to bear the full economic risk of its Loan pursuant to this Agreement. Lender also represents that it has (i) performed its own independent review of the data and documents it requested and received from Borrower in connection with Borrower and this Agreement; (ii) been given the opportunity to ask questions of and receive answers from Borrower regarding Borrower, the terms and conditions of its shares, and Borrower's current and proposed business, operations, properties, prospects, legal and financial condition; and (iii) reached the decision to lend funds to Borrower as a result of, inter alia, careful consideration.

(e)	Investment Purpose. Lender is providing the Loan for investment for its account, not as nominee or agent, and not with a current view to the resale or distribution of any part thereof, and Lender has no present intention of selling, granting any participation in or otherwise distributing the same. Lender understands that the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares to be issued hereby have not been, and will not be, registered under the US Securities Act of 1933 (the “1933 Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Lender's representations as expressed herein.

(f)	Accredited Investor. If Lender is a U.S. Person (as defined in Regulation S promulgated under the 1933 Act), it represents to Borrower that Lender is an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the 1933 Act). Lender also represents that Lender has not been organized for the purpose of providing the Loan.

8.         Default. The entire Loan Amount will immediately become due and payable upon any of the following events of default:

(a)	the commencement by Borrower of any liquidation proceedings or the adoption of a winding up resolution by Borrower, or the appointment of a receiver or trustee over the whole or a substantial part or Borrower's assets, or the calling by Borrower of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, and if any of the aforementioned actions or proceedings is not canceled within 60 days of its initiation; or

(b)	the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Borrower's assets, where such attachment or execution proceeding is not discharged within sixty (60) days. Borrower shall notify Lender within 72 hours of any such attachment or proceeding.

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9.         Confidentiality. Lender undertakes that all information concerning Borrower, which comes into its possession or to its attention, whether pursuant to this Agreement, as a shareholder of Borrower or otherwise, including audited and unaudited financial statements of Borrower, and all other financial, technical and other information relating to Borrower, will be kept in the strictest confidence and will not, without the prior written consent of Borrower, be used by it or be disclosed to, or discussed with, any third party provided, however, in the event that Lender is required by law or stock exchange rule to include financial information obtained pursuant to this Agreement in reports to governmental authorities or stock exchanges, Lender shall be entitled to make such disclosure to the minimum extent required, and provided, further, that in connection with periodic reports to Lender's shareholders or partners, Lender may, without first obtaining the prior written consent of Borrower, make general statements, not containing technical, commercially sensitive or other confidential information, regarding the general nature of Borrower, and may provide summary and general information regarding Borrower’s revenues and profits to Lender's lawyers and accountants, and in its reports to its shareholders and partners, but may not annex to such reports the full financial information to be provided by Borrower hereunder except as required by applicable law and regulations. Notwithstanding the above, the undertaking of confidentiality will not apply to:

(i)          Information which is in the public domain at the time of disclosure or subsequently becomes part of the public domain, except by breach by a party hereto of its obligations hereunder; or

(ii)         Information which is received from a third party, provided that such information was not obtained by said third party directly or indirectly from Borrower pursuant to obligations of confidentiality; or

(iii)        Information which must be disclosed under applicable laws or regulations but only to the extent so required; provided, however, that in the event a party feels that circumstances exist which require such disclosure, it shall notify Borrower thereof, and provide Borrower with a copy of such proposed disclosure or notice, promptly and, where possible, in a manner which will enable Borrower to oppose such disclosure within the period of time allotted under such laws or regulations for submission of the disclosure or notice.

10.        Governing Law and Forum. This Agreement, its interpretation, validity and breach shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules, and any claim or dispute with respect thereto shall be submitted to the exclusive jurisdiction of the competent courts of Tel-Aviv, Israel, and each of the parties hereby submits irrevocably to the jurisdiction of such court to the exclusion of any other jurisdiction and agrees to the service of process by post in accordance with the provisions of Section 11(i) below.

11.        MiscellaneoUS

(a)        Further Cooperation. The parties agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Agreement, and to all matters, actions and transactions envisaged and contemplated herein including, filings with governmental or regulatory bodies, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

(b)        No Partnership. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between the parties. No party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

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(c)        Construction. A reference to a Section, Exhibit or Schedule shall mean a Section in or Exhibit or Schedule to this Agreement, unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not have any significance in the interpretation of this Agreement nor in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)        Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, and at one or more times, each of which containing the signature of any of the parties, shall be deemed an original, but all of which together shall constitute one and the same instrument. Any copy of this Agreement executed with an original signature and transmitted via facsimile shall be deemed valid.

(e)        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned without the prior consent in writing of each party to this Agreement, with the exception of: (a) assignments between Convertible Financing Lenders, and (b) assignments from Lender to any other entity which controls, is controlled by or is under common control with, Lender; provided, however, that no such assignment or transfer shall become effective unless each such transferee has provided Borrower with a confirmation in writing that it is bound by all terms and conditions of this Agreement and all the agreements contemplated hereby.

(f)        Severability. If one or more provisions of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(g)        Waivers. The failure of any party at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right.

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(h)        Entire Agreement; Amendments. This Agreement and the exhibits attached hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed by or between any of the parties hereto prior to the signing of this Agreement shall have any force or effect. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) in the context of a similar amendment or waiver in respect of the Conversions Lender Loans, with the written consent of Borrower and Conversion Financing Lenders who have provided a majority of the outstanding Aggregate Total Amount provided as Conversion Lender Loans.

(i)          Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after the business day of deposit with an express courier, freight prepaid, (b) upon delivery, if delivered by hand; or (c) one (1) business day after the business day of facsimile transmission or e-mail, if delivered by facsimile transmission or sent by e-mail. All such notices and other communications shall be addressed to the following addresses or such other address as the recipient party may designate by ten (10) days advance written notice to the other party pursuant to the provisions above:

If to Lender, as set forth on the signature page hereunder.

If to Borrower:

RedHill Biopharma Ltd.

42 Givati Street

Ramat-Gan 52232, Israel

Fax: 972-3-7255723

Email: ori@redhillbio.com

Attn: Ori Shilo

(j)        Publicity. Lender shall not, subject to the requirements or law, regulations or order, issue any press release or undertake any publicity concerning the existence or any of the terms or provisions of this Agreement or any of the transactions contemplated hereby or thereby without the prior written consent of Borrower.

(k)        Fees and Expenses. Lender and Borrower shall each bear their own expenses and legal fees incurred by them or on their behalf with respect to this Agreement and the transactions contemplated hereby.

[Remainder of page intentionally left blank]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Convertible Loan Agreement.

BORROWER

RedHill Biopharma Ltd.

By:

Name:

Title:

Date:

LENDER

Name of Lender:

Signature of Lender:

By:

Name:

Title:

Identity No./Company No.

Principal Amount of Loan:

Address of Lender:

Facsimile No.

Date:

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Exhibit A

RedHill Biopharma – Israeli Bank Details

RedHill Biopharma – USA Bank Details

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Exhibit B

Warrant Certificate

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THE WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WAARANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR ANY APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

WARRANT TO PURCHASE SHARES

RedHill Biopharma Ltd., an Israeli company (the “Company”), hereby grants to _________________________ (the “Holder”), the right to purchase from the Company such number and class of shares of the Company, set forth below, subject to the terms and conditions set forth below. The parties acknowledge that this Warrant is granted in connection with the conversion of a loan extended by Holder to the Company pursuant to the terms and conditions of that certain Convertible Loan Agreement dated [ ], 2010 (the “Loan” and the “Loan Agreement”, respectively). Unless otherwise required by the context, all capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Loan Agreement.

1.          Number of Shares Available for Purchase and Exercise Price

This Warrant may be exercised to purchase up to that number of shares of the Company of the class determined as provided below (the “Warrant Shares”) equal to $[ ],000, which is equal to thirty percent (30%) of the original principal amount of the Loan (without any interest or linkage), divided by the Warrant Price (as defined below). For the purposes of this Warrant, the class of shares comprising the Warrant Shares shall be the class comprising the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares (as such terms are defined in the Loan Agreement), as the case may be, issued to the Holder in connection with the conversion of the Loan and shall be referred to as the “Conversion Class of Shares”. Notwithstanding the foregoing, from and after immediately prior to the consummation of an IPO (as defined in the Loan Agreement), the outstanding Conversion Class of Shares shall be Ordinary Shares of the Company.

The exercise price for each Warrant Share (the “Warrant Price”) shall be calculated as follows: (i) in the event Holder exercises this Warrant within six (6) months following the Conversion Event (as such term is defined in Section 5 of the Loan Agreement) (the “Initial Exercise Period”), the Warrant Price shall be equal to 130% of the Conversion Price Per Share (as defined in the Loan Agreement) at which the Loan was converted in the Conversion Event; (ii) in the event Holder exercises this Warrant within six (6) months following the end of the Initial Exercise Period (the “Second Exercise Period”), the Exercise Price shall be equal to 140% of the Conversion Price Per Share at which the Loan was converted in the Conversion Event; and (iii) in the event Holder exercises the Warrant following the end of the Second Exercise Period, the Exercise Price shall be equal to 150% of the Conversion Price Per Share at which the Loan was converted in the Conversion Event.

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2.          Term

This Warrant may be exercised, in whole, or in part (subject to Section 4 below), during the period beginning on the date of the Conversion Event and ending on the earlier to occur of: (a) thirty-six (36) months following the date of closing under the Loan Agreement or (b) a Change in Control Transaction (as defined in the Loan Agreement) (the “Exercise Period”).

3.          Exercise of Warrant

This Warrant may be exercised in whole or in part on any number of occasions during the Exercise Period. The Warrant may be exercised by the surrender of the Warrant to the Company at its principal office together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder. This Warrant may be exercised for cash only. To exercise, the Notice of Exercise must be accompanied by payment in full of the amount of the aggregate Warrant Price payable for the Warrant Shares being purchased upon such exercise in immediately available funds, in U.S. Dollars or NIS equivalent thereof, based on the representative rate of exchange last published by the Bank of Israel and known at the time of payment.

The Company agrees that the Warrant Shares so purchased shall be issued as soon as practicable thereafter, and that the Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full as required above. In the event of a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant, but representing the number of Warrant Shares remaining after such partial exercise.

4.          Fractional Shares

No fractional shares will be issued in connection with any exercise hereunder, and the number of Warrant Shares issued shall be rounded down to the nearest whole number.

5.          Warrant Confers No Rights of Shareholder

Except as otherwise set forth in this Warrant, the Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise of this Warrant resulting in the purchase of Warrant Shares and the issuance of such shares.

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6.          Investment Representation

Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been, as of the date hereof, registered under the 1933 Act, the Securities Law or any other securities laws. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view to distribution and such Warrant Shares will not be registered under the Securities Act, the Securities Act or any applicable state securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the 1933 Act, the Securities Law and applicable state or foreign securities laws, or based on an opinion of counsel reasonably satisfactory to the Company that an exemption from such registration and qualification is available. The Holder, by acceptance hereof, consents to the placement of legend(s) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the 1933 Act and the Securities Law, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the 1933 Act and the Securities Law. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Adjustment of Warrant Price and Number of Shares

7.          Adjustment.

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events during the Exercise Period, as follows:

a.	Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time during the Exercise Period effects a subdivision of the Conversion Class of Shares, the number of shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased and conversely, if the Company at any time or from time to time combines the outstanding Conversion Class of Shares, the number of shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

b.	Adjustment for Reclassification, Exchange and Substitution. If the shares of the Conversion Class of Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, conversion, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of the Conversion Class of Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

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c.	Reorganization Mergers, Consolidations or Sales of Assets. If at any time or from time to time during the Exercise Period there is a capital reorganization of the Conversion Class of Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s shares or properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, then, as a part of such reorganization, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale to which a holder of the shares of the Conversion Class of Shares deliverable upon conversion would have been entitled on such capital reorganization merger, consolidation or sale. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and the Company’s Articles of Association with respect to the rights of the Holder after the reorganization merger, consolidation or sale to the end that the provisions of this Subsection and the Company’s Articles of Association (including adjustment of the number of shares of the Conversion Class of Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

d.	Adjustment of Warrant Price. Upon each relevant adjustment in the number of the Conversion Class of Shares purchasable hereunder, the Warrant Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of the Conversion Class of Shares purchasable hereunder shall be adjusted.

e.	Notice of Adjustments. Whenever the Warrant Price or the number of Warrant Shares purchasable hereunder shall be adjusted pursuant to this Section 7, the Company shall provide the Holder with a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment.

8.          Transfer

The transfer of this Warrant shall be restricted in the same manner as the transfer of shares of the Conversion Class of Shares is restricted by the provisions of the Articles of Association. Without derogating from the foregoing, following the initial public offering of the shares of the Company, the transfer of this Warrant shall be subject to the prior written approval of the Company's board of directors. In the event of a public offering of the Company’s securities the Warrant Shares issued to the Holder upon exercise of this Warrant may be subject to a lock-up period along with the other shareholders of the Company.

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9.          Representations and Warranties.

The Company represents and warrants to the Holder as follows:

a.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

b.	Subject to the creation of the Conversion Class of Shares, the Warrant Shares shall be duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights.

c.	Subject to the creation of the Conversion Class of Shares, the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles of Association.

10.         Loss, Theft, Destruction or Mutilation of Warrant

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or Shares certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or Shares certificate, if mutilated, the Company will make and deliver a new Warrant or Shares certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or Shares certificate.

11.         Tax

Any tax arising with respect to the grant or exercise of the Warrant, the payment for, or disposition of the Warrant Shares covered thereby, or from any other event or act in connection therewith, shall be borne solely by the Holder. The Company shall be entitled to withhold taxes according to the requirements of any applicable laws, rules, and regulations, including withholding taxes at source. The Holder shall indemnify the Company and hold the Company harmless against and from any and all liability for any such tax or interest or penalty thereon.

12.         Notices

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered or three (3) business days (five (5) business days if sent internationally) after deposit if deposited in the mail for mailing by registered or certified mail (airmail if sent internationally), postage prepaid, and addressed as follows:

If to Holder:

To the address set forth on the signature page hereto

If to Company:

42 Givati Street

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Ramat-Gan 52232, Israel

Tel: 972-3-6761706

Fax: 972-3-7255723

Email: ori@redhillbio.com

Attn: Ori Shilo

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

13.         Applicable Law; Jurisdiction

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

13.         Entire Agreement

This Warrant constitutes the entire agreement between the parties hereto with regard to the subject matters hereof, and supersedes any prior communications, agreements and/or understandings between the parties hereto with regard to the subject matters hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company has executed this Warrant Certificate as of the date set forth below.

14.

Dated:

RedHill Biopharma Ltd.

By:

Name:

Title:

Agreed and accepted:

Holder

By:

Name:

Title:

Address:

[SIGNATURE PAGE TO WARRANT CERTIFICATE]

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